Tidal ETF Trust 485BPOS

Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 27, 2023, relating to the financial statements and financial highlights of Robinson Alternative Yield Pre-Merger SPAC ETF, a series of Tidal ETF Trust, for the year ended April 30, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

August 24, 2023